March 19, 2003
Denver, Colorado

FOR IMMEDIATE RELEASE

Prima Energy Corporation Reports
Financial Results For Fourth Quarter of 2002,
With Review of Operations and Hedging Positions

Denver, March 19, 2003 /PRNewswire-First Call / — Prima Energy Corporation (“Prima”) or (“the Company”), a Denver based independent oil and gas company, today announced its results for the quarter and year ended December 31, 2002 and provided an update of its operating activities and commodity hedging positions.

Results of Operations for the Quarter and Year Ended December 31, 2002

Quarter Ended December 31, 2002

Prima reported fourth quarter 2002 net income of $2,936,000, or $0.22 per diluted share, compared to fourth quarter 2001 net income of $2,354,000, or $0.18 per diluted share. Cash flows from operating activities before changes in operating assets and liabilities totaled $6,540,000 in the fourth quarter of 2002, compared to $6,174,000 in the comparable quarter of 2001.

Prima’s revenues totaled $10,233,000 for the 2002 quarter compared to $10,454,000 for the final three months of 2001. Revenues for the 2002-quarter included $183,000 of losses on oil and gas derivatives, including both effective and ineffective hedges. By comparison, revenues for the final quarter of 2001 included $1,439,000 of gains from oil and gas derivatives, comprised of hedging gains of $556,000 that were included in oil and gas sales, plus $883,000 of gains on derivative instruments that did not qualify for hedge accounting. Derivative instruments not qualifying for hedge accounting were NYMEX gas swaps for which the Company did not enter into corresponding swaps for Rocky Mountain basis differentials.

Oil and gas sales reported for the fourth quarter of 2002 totaled $8,325,000, compared to $7,119,000 for the same quarter in 2001, for an increase of 17%. The improvement was attributable to a 19% year-over-year increase in average realized oil and gas prices (including the impact of derivatives accounted for as hedges), partly offset by an approximate 1% decline in production volumes.

Prima’s production mix in the fourth quarter of 2002 was 82% natural gas and 18% oil, compared to 80% gas and 20% oil in the prior-year period. The Company’s natural gas production was essentially flat year-over-year, with 2,509,000 Mcf in the recent quarter compared to 2,502,000 Mcf in the fourth quarter of 2001. Oil production totaled approximately 94,100 barrels in the fourth quarter of 2002, compared to 102,800 barrels in the same quarter of 2001, for a decrease of 8%. On an equivalent unit basis, Prima’s production totaled 3,073,000 Mcfe in the final quarter of 2002 and 3,119,000 Mcfe in same period last year. The Company’s production in the latest quarter was 19% greater than in the immediately preceding quarter, due to a strong ramp in production from the Porcupine-Tuit coal bed methane (“CBM”) property in the Powder River Basin, which commenced producing during the third quarter of 2002.

The average price received for natural gas production during the three months ended December 31, 2002 was $2.24 per Mcf, compared to $2.02 per Mcf in the three months ended December 31, 2001, representing an increase of $0.22 per Mcf or 11%. Average prices received for oil during the same periods were $28.81 and $20.10 per barrel, respectively, for a year-over-year increase of $8.71 per barrel or 43%. On an Mcf equivalent basis, the average price received was $2.71 per Mcfe for the three months ended December 31, 2002 compared to $2.28 per Mcfe for the three months ended December 31, 2001. Net hedging effects included in oil and gas sales in the recent quarter were not significant, but in the prior-year period totaled $556,000, improving average price realizations by $0.22 per Mcf of natural gas, $0.10 per barrel of oil and $0.18 per Mcfe.

Depletion expense was $0.96 per Mcfe in the fourth quarter of 2002 and $0.90 in the comparable period of 2001. Lease operating expenses (“LOE”) averaged $0.26 per Mcfe of production in the 2002 quarter and $0.31 per Mcfe in the 2001 quarter. Production taxes were $0.23 and $0.13 per Mcfe in the 2002 and 2001 quarters, respectively, reflecting higher product prices in 2002. Total lifting costs (LOE plus production taxes) equaled 18% of oil and gas revenues in the fourth quarter of 2002 compared to 21% in the fourth quarter of 2001.

Oilfield service revenues and costs relating to operations conducted on behalf of Prima are eliminated in consolidation. During the quarter ended December 31, 2002, oilfield service revenues from third parties totaled $1,923,000 compared to $2,085,000 in the quarter ended December 31, 2001, for a decrease of $162,000, or 8%. The lower revenues were attributable to reduced demand for oilfield services in the Powder River Basin and a decrease in the portion of activities conducted for third parties, to 72% in the recent quarter, as compared to 78% in the same period last year. Costs of oilfield services provided to third parties were $1,166,000 in 2002 compared to $1,596,000 in 2001, for a decrease of $430,000, or 27%. The decrease in costs was due to lower activity levels and an adjustment to amounts eliminated in consolidation, for work performed on Prima properties.

General and administrative expenses (“G&A”), net of third party reimbursements and amounts capitalized, totaled $867,000 for the quarter ended December 31, 2002 compared to $736,000 for the comparable quarter in 2001. Net G&A costs increased by $131,000 or 18% due primarily to differences in the timing of recording expenses. Third party reimbursements of management and operator fees increased from $79,000 in the fourth quarter of 2001 to $86,000 in the final quarter of 2002. The amount of G&A capitalized totaled $486,000 in both periods.

The provision for income taxes recorded in the recent quarter was equivalent to 14% of income before income taxes, compared to 30% in the prior year’s quarter, due primarily to permanent differences, such as Section 29 tax credits and statutory depletion, that did not decline proportionately with pre-tax income.

Year Ended December 31, 2002

For the year ended December 31, 2002, Prima reported net income of $5,230,000, or $0.40 per diluted share, on revenues of $31,790,000. These amounts compare to net income of $23,768,000, or $1.80 per diluted share, on revenues of $60,287,000, for the year ended December 31, 2001. Total expenses, other than income taxes, were $25,735,000 in 2002 compared to $26,480,000 in 2001. Revenues decreased $28,497,000 or 47%, expenses decreased $504,000 or 2%, and net income decreased $18,538,000 or 78%, in 2002.

Revenues for 2002 included $3,376,000 of aggregate losses from oil and gas derivatives. This total included hedging losses of $458,000, which were reflected in oil and gas sales, plus $2,918,000 of separately reported losses on derivative instruments that did not qualify for hedge accounting. The $2,918,000 of recorded losses on non-qualifying derivatives consisted of $1,546,000 of net cash receipts by Prima on settlements of positions closed in 2002, offset by $4,464,000 of net unrealized losses that primarily represented reversals of unrealized mark-to-market gains recognized in the prior year. These reversals occurred because mark-to-market gains on natural gas futures positions held at December 31, 2001 were reduced as gas prices escalated in 2002 before the contracts were settled. During 2001, Prima recognized $9,816,000 of gains from oil and gas derivatives, consisting of realized hedging gains of $3,381,000, realized ineffective hedging gains of $2,057,000, and unrealized mark-to-market gains of $4,378,000. Total gains realized on closed derivatives positions that related to production months in 2002, including the portion reported as non-hedge derivatives, totaled $1,088,000. Total gains realized on derivatives related to production months in 2001, including the portion reported as non-hedge derivatives, totaled $5,438,000.

Oil and gas sales in 2002 totaled $25,785,000, compared to $44,548,000 in 2001, a decrease of 42%. The lower revenues were due to an 11% year-over-year decrease in production volumes and a 35% decrease in the average price realized per equivalent unit of oil and gas production. Excluding hedging effects, oil and gas sales reported for 2002 were $26,242,000, compared to $41,167,000 for 2001, a decrease of $14,925,000 or 36%.

Prima’s natural gas production totaled 8,343,000 Mcf in 2002 compared to 9,277,000 Mcf in 2001, for a current year decrease of 934,000 Mcf, or 10%. The Company’s oil production totaled 373,000 barrels and 431,000 barrels in 2002 and 2001, respectively, representing a decrease of 58,000 barrels, or 13%. On an equivalent unit basis, production decreased approximately 11%, to 10,580,000 Mcfe in 2002, from 11,863,000 Mcfe in 2001. Prima’s Stones Throw CBM property, which was sold in March 2002, contributed 298,000 net Mcf during the two months the property was owned in 2002, compared to 1,321,000 Mcf in 2001, largely accounting for the declines in gas volumes and net equivalent units. Gas production from the Porcupine-Tuit CBM property, which was initiated at the end of July 2002, roughly offset oil and gas production declines on other properties. Such declines were attributable to a high level of drilling and well recompletion activity in the first half of 2001, in response to a strong commodity price environment, followed by reduced activities levels in the second half of 2001 and in 2002 in response to a significant decline in Rocky Mountain gas prices. Total production was 79% natural gas and 21% oil in 2002, compared to 78% gas and 22% oil in the prior year.

The average price realized for natural gas sales in 2002 was $1.97 per Mcf, compared to $3.60 per Mcf in 2001, representing a decrease of $1.63 per Mcf or 45%. Average prices realized for oil sales during the same periods were $25.14 and $25.88 per barrel, respectively, for a year-over-year decrease of $0.74 per barrel or 3%. On an Mcf equivalent basis, average price realizations for Prima’s production were $2.44 for the year ended December 31, 2002 compared to $3.76 for the prior year. Net hedging effects included in oil and gas sales in 2002 reduced revenues by $458,000, negatively impacting average price realizations by $0.01 per Mcf of gas, $0.94 per barrel of oil and $0.04 per Mcfe of aggregate production. The $3,381,000 of net hedging gains included in oil and gas sales in 2001 improved average price realizations for the year by $0.36 per Mcf of natural gas, $0.20 per barrel of oil, and $0.29 per Mcfe.

Depletion expense for oil and gas properties in 2002 was $9,710,000, or $0.92 per Mcfe, compared to $9,190,000, or $0.77 per Mcfe, in 2001, an increase of $520,000 or 6%. The increase in the per-unit depletion rate primarily reflects a decline in estimated proved reserve quantities related to Powder River Basin CBM properties. Depreciation of other fixed assets, which include service equipment, office furniture and equipment, and buildings, was $1,291,000 and $1,369,000 for 2002 and 2001, respectively.

Lease operating expenses totaled $3,076,000 for the year ended December 31, 2002 compared to $3,295,000 for the year ended December 31, 2001, a decrease of $219,000 or 7%. The decrease was primarily attributable to the sale of the Stones Throw CBM wells in March 2002. On a per-unit-of-production basis, LOE increased slightly, from $0.28 in 2001 to $0.29 in 2002. Ad valorem and production taxes totaled $2,116,000 and $3,344,000 for the same periods, a decrease of $1,228,000 or 37%. Production taxes fluctuate with revenues and mill levy rates, and averaged 8.1% of total oil and gas sales, excluding hedging effects, in both 2002 and 2001. Total lifting costs (LOE plus ad valorem and production taxes) were $0.49 per Mcfe in 2002 compared to $0.56 per Mcfe in 2001.

Oilfield service revenues from third parties totaled $8,326,000 for the year ended December 31, 2002 compared to $8,090,000 for the year ended December 31, 2001, an increase of $236,000, or 3%. Costs of oilfield services provided to third parties were $6,287,000 in 2002 compared to $5,482,000 for 2001, an increase of $805,000 or 15%. Approximately 19% of fees billed by the service companies in 2002 were for Prima-owned property interests, compared to 34% in 2001.

General and administrative expenses (“G&A”), net of third party reimbursements and amounts capitalized, were $3,255,000 for the year ended December 31, 2002 compared to $3,559,000 for the year ended December 31, 2001. Net G&A costs decreased by $304,000 or 9% due to increased third party reimbursements and increased amounts capitalized. Third party reimbursements of management and operator fees increased from $371,000 in 2001 to $405,000 in 2002. Capitalized G&A increased from $1,573,000 in 2001 to $1,944,000 in 2002, reflecting increased costs associated with exploration, exploitation and development activities.

The provision for income taxes was $825,000 for the year ended December 31, 2002 compared to $10,650,000 for the year ended December 31, 2001, a decrease of $9,825,000 or 92%. Prima’s effective tax rate decreased to 13.7% in 2002 from 31.5% in 2001. The effective tax rates in both years were less than statutory rates due to permanent differences in book and tax basis income, consisting primarily of statutory depletion deductions and Section 29 tax credits. The lower effective tax rate in 2002 was primarily attributable to a $27,752,000, or 82%, decrease in pre-tax income without a proportionate change in permanent differences. Permanent differences will be smaller in future years, in the absence of new legislation, as a result of the expiration of Section 29 tax credits at the end of 2002.

Commodity Hedging

     We closed certain derivative instruments between December 31, 2002 and March 18, 2003, for net realized losses totaling $162,000. As of the close of business on March 18, 2003, open oil and gas derivative instruments reflected net unrealized mark-to-market gains of $992,000, as follows:

	Market	Total Volumes	Average Contract	Unrealized
Time Period	Index	(MMBtu or Bbls)	Price	Gains

Natural Gas Futures
April 2003	CIG	200,000	$4.200	$184,000
May — October 2003	NYMEX	1,200,000	5.813	711,000
Oil Futures
July — December 2003	NYMEX	30,000	30.750	97,000

Total Unrealized Gains				$992,000

The 200,000 MMBtu per month of natural gas sold forward for the months of April through October (including both CIG- and NYMEX- based contracts) represents between 20% and 25% of Prima’s projected gas volumes for the period. The CIG contracts, but not the NYMEX contracts, are considered to be effective hedges, since Prima’s current production is all located in the Rocky Mountain region. For the period covered by these NYMEX contracts, a recent quote to lock in the basis differential, which would convert the NYMEX contracts to effective hedges, was approximately a $1.20 per MMBtu discount for Rocky Mountain gas. With respect to crude oil, the 5,000 barrels per month sold forward for the second half of 2003 represents between 15% and 20% of projected oil volumes for period.

Investment and Operating Activities

Prima invested $22,252,000 in additions to oil and gas properties during 2002, compared to $35,248,000 in 2001. During 2002, $15,157,000 was expended for development, $5,685,000 for exploratory activities, $876,000 for acquisitions of unproved oil and gas properties, and $534,000 for purchases of proved properties. Additional uses of funds in 2002 included $768,000 for other fixed assets, predominantly oilfield service equipment and facilities, and $1,669,000 for acquisition of 81,187 shares of treasury stock. The costs of these investments were significantly offset by $14,577,000 of proceeds realized from property sales and $856,000 of proceeds received from exercises of stock options. The Company increased its net working capital from $28,122,000 at the end of 2001 to $35,954,000 (including $38,007,000 of cash and marketable securities) at the close of 2002. Prima continues to carry no long-term debt.

Drilling activities in 2002 were conducted on 76 (62.5 net) wells. These included 14 (13.2 net) wells in the Denver Basin, 56 (47.8 net) CBM wells in the Powder River Basin, five (0.5 net) wells in the Cave Gulch area in the Wind River Basin, and one (1.0 net) exploratory well in Utah. Production has been established from all of the Denver Basin wells, 35 (32.5 net) of the CBM wells, and four (0.4 net) of the Cave Gulch wells drilled in 2002. Other than four wells (3.6 net) awaiting hook-up at Porcupine-Tuit, and one (0.1 net) well at Cave Gulch that is expected to be lost due to mechanical problems, the remaining 18 (15.3 net) wells are still being evaluated, and are comprised of 17 (11.7 net) CBM wells within deep-coal pilot projects and the one Utah well, on the Company’s Coyote Flats Prospect, on which completion operations are still pending. During 2002, Prima placed 74 Powder River Basin CBM wells on production (58 for gas production and 16 deep-coal pilot wells that are currently de-watering) and participated in refracturing or recompleting 34 (30.5 net) Denver Basin wells, all of which were successfully restored to production with improved rates. Prima also participated, through ownership of a non-cost-bearing convertible overriding royalty interest, in an exploratory well on the Merna Prospect in the northern Green River Basin. The operator of this well is still conducting completion operations, which have been inconclusive to date.

As reported on March 10, 2003, Prima plans to invest between $25 million and $30 million on property and equipment during 2003, excluding acquisitions. Among anticipated 2003 drilling activities are 75 to 90 CBM wells, 15 to 25 wells in the Denver Basin, and participation in up to ten wells in the Cave Gulch area. The new CBM wells planned for 2003 include activities to evaluate and develop deeper, unproved coals within the Company’s Kingsbury, Wild Turkey and Cedar Draw project areas, and extension of the Porcupine-Tuit field, which produces from Wyodak coals. We also plan to re-stimulate approximately 30 producing wells in the Denver Basin during the current year. A portion of the 2003 budget has also been reserved for acquisition of additional acreage for future exploration or exploitation, or for other opportunities identified during the year. This budget may be adjusted, upward or downward, in response to new developments during the year.

Powder River Basin CBM activities planned for 2003 are weighted toward the second half of the year, due to the still-pending status of a record of decision concerning an environmental impact statement (EIS) for the area, to be issued by the Bureau of Land Management. Approximately 83% of Prima’s Powder River Basin acreage is federal, and access to federal lands has been limited pending completion of the EIS.

We do not establish a specific budget for property acquisitions, but the Company continues to pursue such opportunities on an ongoing basis.

Prima also began 2003 with approximately 403,000 shares of its common stock subject to repurchase under an existing Board of Directors authorization. During the current year, through March 18, Prima has repurchased approximately 29,700 treasury shares under this authorization at an average cost of $18.74 per share.

Conference Call

Prima has scheduled a conference call for Thursday, March 20, 2003 at 10:00 a.m. Mountain Standard Time (12:00 p.m. Eastern Standard Time), to review the Company’s fourth quarter 2002 financial results and provide an update on operations.

Interested parties may access the conference call by dialing (800) 451-7724 and providing conference I.D.: PRIMA. Replays will be available from noon MST, March 20 through 10:00 p.m. MST March 27, 2003, by dialing (800) 374-0934 (no reservation number necessary).

In addition, the conference call will be web cast live over the Internet by following the link from Prima Energy’s website at www.primaenergy.com. To listen to the live call from our website, please access the website at least fifteen minutes early to register, and download and install any necessary audio software. A replay from the Internet site will be available shortly after the call is completed, and will be available for 90 days.

This press release contains “forward-looking statements” which are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to liquidity, financing of operations, continued volatility of oil and natural gas prices, future drilling and development plans, production and other such matters. The words “anticipate,” “projected,” or “plans,” and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prima does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company’s expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of oil and natural gas prices; hedging activities; operational risks (such as blowouts, fires and loss of production); insurance coverage limitations; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); the need to develop and replace its oil and natural gas reserves; the substantial capital expenditures required to fund its operations; risks related to exploration and developmental drilling; and uncertainties about oil and natural gas reserve estimates. For a more complete explanation of these various factors, see “Cautionary Statement for the Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995” included in the Company’s latest Annual Report on Form 10-K filed with the Securities And Exchange Commission.

NASDAQ Symbol: PENG

Contacts:	Richard H. Lewis, President and Chief Executive Officer Neil L. Stenbuck, Executive Vice President and Chief Financial Officer

Telephone Number: (303) 297-2100
Website: www.primaenergy.com

Financial data follows. In addition, a copy of the Company’s Form 10-K for the year ended December 31, 2002 will be available on the Company’s Website at www.primaenergy.com after it has been filed.

PRIMA ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

REVENUES
Oil and gas sales	$8,325,000	$7,119,000	$25,785,000	$44,548,000
Gains (losses) on derivatives instruments, net	(137,000)	883,000	(2,918,000)	6,435,000
Oilfield services	1,923,000	2,085,000	8,326,000	8,090,000
Interest, dividend and other income	122,000	367,000	597,000	1,214,000

	10,233,000	10,454,000	31,790,000	60,287,000

EXPENSES
Depreciation, depletion and amortization:
Depletion of oil and gas properties	2,953,000	2,791,000	9,710,000	9,190,000
Depreciation of property and equipment	325,000	329,000	1,291,000	1,369,000
Lease operating expense	799,000	976,000	3,076,000	3,295,000
Ad valorem and production taxes	703,000	416,000	2,116,000	3,344,000
Cost of oilfield services	1,165,000	1,596,000	6,287,000	5,482,000
Impairment of natural gas hedge	—	241,000	—	241,000
General and administrative	867,000	736,000	3,255,000	3,559,000

	6,812,000	7,085,000	25,735,000	26,480,000

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	3,421,000	3,369,000	6,055,000	33,807,000
Provision for income taxes	485,000	1,015,000	825,000	10,650,000

Net Income Before Cumulative Effect of Change in Accounting Principle	2,936,000	2,354,000	5,230,000	23,157,000
Cumulative effect of change in accounting principle	—	—	—	611,000

NET INCOME	$2,936,000	$2,354,000	$5,230,000	$23,768,000

Basic Net Income per Share Before Cumulative Effect of Change in Accounting Principle	$0.23	$0.18	$0.41	$1.82
Cumulative effect of change in accounting principle	—	—	—	0.05

BASIC NET INCOME PER SHARE	$0.23	$0.18	$0.41	$1.87

Diluted Net Income per Share Before Cumulative Effect of Change in Accounting Principle	$0.22	$0.18	$0.40	$1.75
Cumulative effect of change in accounting principle	—	—	—	0.05

DILUTED NET INCOME PER SHARE	$0.22	$0.18	$0.40	$1.80

Weighted Average Common Shares Outstanding	12,777,716	12,730,271	12,770,716	12,731,181

Weighted Average Common Shares Outstanding Assuming Dilution	13,233,947	13,194,277	13,221,376	13,211,217

PRODUCTION:
Natural gas (Mcf)	2,509,000	2,502,000	8,343,000	9,277,000
Oil (barrels)	94,000	103,000	373,000	431,000
Net equivalent units (Mcfe)	3,073,000	3,118,000	10,580,000	11,863,000
AVERAGE PRICES:
Natural gas (per Mcf)	$2.24	$2.02	$1.97	$3.60
Oil (per barrel)	$28.81	$20.10	$25.14	$25.88
Net equivalent units (per Mcfe)	$2.71	$2.28	$2.44	$3.76

PRIMA ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

ASSETS
Current assets	$47,257,000	$38,158,000
Oil and gas properties, net	88,538,000	90,572,000
Property and equipment, net	4,839,000	5,433,000
Other assets	1,293,000	1,281,000

	$141,927,000	$135,444,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,303,000	$10,036,000
Ad valorem taxes, non-current	2,077,000	3,302,000
Deferred income taxes	21,281,000	20,366,000
Stockholders’ equity	107,266,000	101,740,000

	$141,927,000	$135,444,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001

OPERATING ACTIVITIES
Net income	$5,230,000	$23,768,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	11,001,000	10,559,000
Deferred income taxes	(977,000)	9,123,000
Unrealized losses (gains) on derivatives instruments	4,464,000	(4,378,000)
Tax benefits from stock option plans	1,249,000	732,000
Other	96,000	(106,000)
Net changes in operating assets and liabilities	461,000	3,310,000

Net cash provided by operating activities	21,524,000	43,008,000

INVESTING ACTIVITIES
Proceeds from sales of oil and gas properties	14,577,000	57,000
Additions to oil and gas properties	(22,252,000)	(35,248,000)
Purchases of other property, net	(768,000)	(1,746,000)
Proceeds from sales of available for sale securities, net	658,000	41,000

Net cash used in investing activities	(7,785,000)	(36,896,000)

NET FINANCING ACTIVITIES	(813,000)	(3,157,000)

INCREASE IN CASH AND CASH EQUIVALENTS	12,926,000	2,955,000
CASH AND CASH EQUIVALENTS, beginning of year	23,337,000	20,382,000

CASH AND CASH EQUIVALENTS, end of year	$36,263,000	$23,337,000